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                                                           FOR IMMEDIATE RELEASE


(JOHN Q. HAMMONS HOTELS & RESORTS LOGO)

Contact: Scott Tarwater                     Kelly Campbell
         John Q. Hammons Hotels, Inc.       Publicis Dialog for John Q. Hammons
                                            Hotels, Inc.
         (417) 873-3591                     (972) 628-7738
         scott.tarwater@jqh.com             kelly.campbell@publicis-usa.com

     INVESTOR GROUP PRESENTS TRANSACTION AGREEMENT TO THE SPECIAL COMMITTEE
                                  FOR APPROVAL

SPRINGFIELD, MO.--JUNE 3, 2005-- John Q. Hammons Hotels, Inc. (AMEX: JQH) today announced that the special committee of the board of directors has received a letter from JQH Acquisition, LLC requesting that the special committee approve several agreements among JQH Acquisition, LLC, its financing source and the Company's principal stockholder, John Q. Hammons. The proposed agreements were described in concept in a transaction agreement previously approved by the committee. JQH Acquisition, LLC also reaffirmed its proposal to acquire all of the outstanding Class A common stock of the Company at a cash purchase price of $24.00 per share.

By separate letter, Mr. Hammons advised the special committee that, subject to the committee's approval, he is prepared to enter into the proposed agreements with JQH Acquisition, LLC and its financing source.

The special committee and its legal and financial advisors have received copies of the proposed agreements, along with a draft merger agreement, and are scheduled to meet on June 14, 2005 to respond to the request from JQH Acquisition, LLC and to make a recommendation to the Company's board of directors with respect to the proposed merger in which the holders of the Company's Class A common stock would receive $24.00 per share. The board is scheduled to meet later that day. Mr. Hammons and JQH Acquisition, LLC each has advised the committee that they will not terminate the existing agreement between them on or before June 14, 2005.



ABOUT JOHN Q. HAMMONS HOTELS, INC.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.

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